CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
LM FUNDING AMERICA, INC.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

LM Funding America, Inc., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify:

FIRST: This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 20, 2015, as amended on August 7, 2015, September 5, 2018, October 15, 2018, May 5, 2021, December 27, 2021, March 7, 2024 and July 9, 2026 (the “Certificate of Incorporation”).

SECOND: The Certificate of Incorporation is hereby amended as follows:

“The name of the Corporation is PowerCompute, Inc. (the “Corporation”).”

THIRD: This Certificate of Amendment to the Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on July 22, 2026.

FIFTH: Except as specifically set forth herein, the remainder of the Certificate of Incorporation will not be amended, modified or otherwise altered.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by Bruce M. Rodgers, its Chief Executive Officer, this 20th day of July, 2026.

LM FUNDING AMERICA, INC.

By:	/S/ Bruce M. Rodgers
Name: Bruce M. Rodgers
Title: Chief Executive Officer

DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>.<<VER>> \* MERGEFORMAT 4935-7942-0859.4